Exhibit 99.2

Annual Meeting of Shareholders, May 6, 2008

The Prepared Remarks of
Christopher E. French
President

          [Slide 1 on screen] As we give our reports on our Company this morning, you will gain a good appreciation of just how great a year 2007 was. You’ll also see that we’re getting off to a good start in 2008, and are excited about the opportunities we face. Given all the positives, I know many of you have questions and have been trying to make sense of what has happened with our stock price. During 2007, we had a great increase in our stock’s value, and maybe in hindsight it was a little bit too high, too fast. Although we’re not happy about the decline at the beginning of 2008, the fact is our company’s fundamentals remain extremely strong. Our earnings have been good and they continue to increase. We’re conservatively financed and in a great position to continue growing; and, we believe we have a sound operating plan to continue to deliver excellent results. In a little bit you’ll hear more of the details of our results and our plans, and I trust that you’ll get a sense of how well we are doing, and why we are very optimistic about our future.

          But first a word from our attorneys, [Slide 2] who require us to provide this caution concerning forward looking statements. I believe the layman’s explanation is “because there are so many things that can change, it is very hard to accurately predict the future.”

          Many of you long time shareholders know that one of our consistent messages over the years is that we focus on managing the Company for the long term; and we have achieved very good results by doing so. This chart [Slide 3] from our Annual 10-K filing with the Securities and Exchange Commission shows the total return you have realized by holding our stock for the past five years. It represents the value you would have had at the end of 2007 if you had invested $100 in Shentel stock at the end of 2002 and reinvested all dividends. By the end of 2007, that original $100 was worth $317, a compound annual growth rate of about 26 percent. That’s a great return in and of its self, but you can also see that it greatly exceeds the returns of the benchmark indexes, which were about 14.5% for the same period.

          Last year was a great one for financial results. [Slide 4a] Total reported revenues declined by almost 17%, but that was due to the change in accounting for the new terms of our agreement with Sprint Nextel. [Slide 4b] The operating income line really shows the benefit of the new agreement, as this measure grew by over 47%. Total net income [Slide 4c] grew by almost five percent, but keep in mind that in 2006 we had a $6.4 million one-time, net of tax gain on the Rural Telephone Bank liquidation. Adjusting for that one-time gain, [Slide 4d] our 2007 net income was up almost 64%. And our cash dividend [Slide 4e] was increased to twenty-seven cents per share, up from the twenty-five cents in 2006, which included a special dividend of nine cents. These per share figures are adjusted for the three-for-one stock split which was effective last August. During Adele’s presentation, she will review in more detail our 2007 financial performance, and discuss our results for the first quarter of 2008.

          Given the great results in 2007, you might think that there was some dramatic company event which has caused our stock price to drop since the beginning of this year. That certainly is not the case. We have, however, been influenced by Sprint Nextel’s performance, as well as some broader factors at play in our industry. We also need to keep in mind the current economic conditions, as well as the fact that the overall stock market has declined since late last year.

          With the size and contribution of our PCS business, it isn’t a surprise that any news concerning Sprint Nextel would have an impact on us. And unfortunately, Sprint Nextel has been having a lot of bad news as it continues to struggle with its merger related issues. Here’s a chart [Slide 5] showing the stock performance of our company compared to Sprint Nextel, iPCS, and Ntelos. Both of these last two also have ties to Sprint Nextel, with iPCS being an affiliate as we are, and Ntelos being a wholesale network provider to them. These charts index each company’s stock price to their price at the beginning of 2007.

          You can see that Sprint’s stock, shown in green, has suffered the most, being in a long decline starting in the middle of last year, and is currently about 60% below its price level from the beginning of 2007. Shown in black is iPCS, who also suffered during this period, dropping about 40%; although, they’ve recently gotten a boost from a favorable ruling in their lawsuit against Sprint Nextel. Ntelos’ price performance, shown in red, also had a big decline in the first few months of this year, but has now begun to reverse the trend, perhaps as the market began to realize they were not as closely tied to Sprint as is iPCS and Shentel.

          Our stock price, shown in blue, had a big drop earlier this year, and is now near levels comparable to the beginning of last year. It is our belief that the market is painting our Company with the same brush as they are Sprint Nextel; and while some linkage is valid there are significant differences between our companies and how we operate. Some of those differences include a greater use of our own stores for both distribution and servicing customers, giving us better control over the quality of our customer base and helping reduce our churn levels. We have also been able to continue adding new customers, and our average revenue per unit, called ARPU, has been increasing the past few years. Because of these and other positive differences, we think we’re currently in a situation were the market has overreacted, and unjustly punished our stock price.

          The stock market is also not currently favorable to traditional wireline businesses, which is another one of our key segments. The local telephone industry has been somewhat out of favor for a while, as it has collectively been losing access lines and revenue to competition. We have been fortunate that our line losses have been fairly small, and our telephone subsidiary has been able to remain a very important contributor of earnings and cash flow to our overall organization.

          This slide [Slide 6] places our stock against three other companies that are primarily in the wireline business. Our stock price is again shown in blue. The black line represents D&E Communications in Pennsylvania; the red line is SureWest, based in California, and the green is Consolidated Communications, which is headquartered in Illinois. Again, you can see an overall downward trend, but on a relative basis, our performance has been good.

          Long-term equity investors know that stocks do go both up and down at different times, and that sometimes a particular company or industry segment is out of favor with the stock market. It’s something Shentel shareholders have seen before, [Slide 7] most notably back in late 2002/early 2003 when there was a very real concern about the companies affiliated with Sprint and whether they had taken on too much debt to be able to survive. Our stock lost 50% of its previous high value during that time. We were able to weather that negative period, as well as another one during 2005.

          Even though our most recent decline was to 47% of its previous high, notice the long-term upward trend. Although we don’t like the decreases, each time we have emerged much stronger; and, those investors that stayed with us were again rewarded for their confidence and patience. Another perspective to consider is how we perform relative to the overall stock market. The green line on this chart shows the performance of the NASDAQ stock market, and you can see our stock has significantly outperformed this index over this same period.

          Although forces outside of our control are certainly having a negative impact on our stock price right now, there are some areas in our own operations that we are targeting for improvement. Earle will cover these in more detail during his presentation, but let me just mention two of them. Because we still see a lot of growth potential in our wireless business, one area of focus is to further enhance our PCS network and services. We have plans underway to further expand the coverage footprint of our network, primarily in Pennsylvania, as well as to further deploy Evolution-Data Optimized, or EV-DO, technology to provide wireless high-speed data services, doubling the number of EVDO capable sites by the end of this year.

          Another key priority is addressing the financial results of our Converged Services segment. While we fully understand that early stage businesses incur losses before reaching a profitable scale, as was the case with our PCS business, [Slide 8] we still have much work to do to get Converged Services moving on the same path to profitability, and to the point where it earns a return on our investment. We need to improve our cost structure for this business segment, by both increasing the number of units served in each key market cluster, as well as focusing on higher margin contracts and service arrangements. This needs to be done at the same time we are adjusting to some new restrictions imposed by the Federal Communications Commission on our use of exclusive service contracts for the provision of video services.

          Our experience has consistently shown that providing good customer service has been the key to our organization’s long-term success. Our areas of focus this year are all designed to improve services for our customers, continuing to provide them the service they want and which meets their needs. While I can’t predict when our stock price will return to or exceed its previous highs, I do believe that remaining focused on improving service is the key to generating long-term growth in earnings; which in turn will ultimately be rewarded by an increasing stock price. I thank you for the confidence you have given the Board and our management team, and look forward to continuing to work on your behalf. [Slide 9]

The Prepared Remarks of
Adele M. Skolits
Vice President – Finance and Chief Financial Officer

Slide 10 – Title Slide – Comparative Results 2007 and 2006

Good morning. My goal this morning is to review Shentel’s financial results for 2007 and the first quarter of 2008.

Let’s begin with the 2007 results which demonstrate that it was a very good year for our company.

Slide 11 – Summary Results

Net income for 2007 was $18.8 million, an increase of $.9 million or 5% from 2006. However, the 2006 results included a gain of $6.4 million due to the liquidation of the Rural Telephone Bank. Since this is a one-time event, I have provided the comparison on the right half of the screen which reflects 2006 results after adjusting for this gain, net income increased by $7.3 million or 63.5%.

When the Telephone Company first borrowed money from the Rural Telephone Bank, it was required to purchase shares in the Bank. We also received annual stock dividends from the investment. In 2006, Congress voted to liquidate the bank and redeem all of its outstanding shares. As a result, we received approximately $11.3 million before taxes, and $6.4 million after taxes, in 2006.

The company made this dramatic step forward in its earnings in 2007 despite incurring some significant non-recurring costs. The 2007 results include the costs of an early retirement program announced at the end of 2006 of $1.6 million, after taxes and $1.4 million, after taxes, for non-cash share-based compensation awards.

Slide 12 – Operating Income

Operating income grew by $10 million or 47.3% between 2006 and 2007 to $31.2 million. This increase was driven by the improvements in the performance of our PCS business.

Slide 13 – Operating Income Growth

This level of income growth is unprecedented. Here you see the 47.3% growth for 2007 in comparison to the 3 previous years where the growth has ranged from .5% to 9.3%.

Slide 14 – Reporting Segments Revenues

Over the years, Shentel has developed into a holding company with investments in a portfolio of businesses. While these businesses are all members of the telecommunications industry, they differ in some important ways. Each has different competitors, customers and growth prospects. While all of our businesses are very capital intensive, they have different funding requirements, due to their very different stages of development. The granddaddy of the group, the mature Telephone company, doesn’t have the same growth prospects of the child, PCS or the grandchild, Converged Services. On the other hand, the mature Telephone Company produces very stable cash flow, which supported the development of the PCS business, before it grew up and started supporting itself. This is just one of the advantages of diversification.

This slide shows each business’s relative share of total revenues. At nearly 62%, the PCS segment contributed the overwhelming majority of our revenues in 2007. The Telephone Company is a distant second at 17%, followed by Converged Services at 8%. Further development of the other businesses, particularly Converged Services, would help to reduce dependency on the PCS segment.

Slide 15 – Revenues by Segment

This slide shows the absolute amount of revenues for each of the Company’s business segments for 2006 and 2007. The total PCS revenues are not directly comparable between these years due to the change in accounting related to the amendment to the

Sprint Nextel contract. Earle will present a detailed review of PCS revenues in his presentation.

The Telephone Company has been operating for over 100 years to provide wireline telephone service in the northern Shenandoah Valley. Its revenues decreased by nearly $900 thousand over 2006 primarily as a result of a July 2007 scheduled rate reduction in the access charges we receive from long distance companies.

The Converged Services segment provides voice, data and video services to apartments and condominiums throughout the southeastern US. It began in earnest with the acquisition of 100% of NTC in November 2004. (Prior to that time, Shentel owned 16% of NTC). Converged Services experienced an increase in revenues of 4.7% in 2007, as a result of expansion of its customer base.

Earle will provide a more in depth analysis of the performance of our business segments in his presentation.

Slide 16 – Reporting Segments Operating Income

Let’s take a look at the operating income generated by the different segments. As mentioned earlier, Shentel is composed of a variety of businesses, at different stages of development. The company allocates the shared costs of operations to all of its business. Early stage businesses, particularly those which require large initial capital investments, generally require some time to reach scale, cover these expenses and make a profit. If you remember, one of Chris’s charts showed that the PCS segment first became profitable in 2003. It is now showing tremendous growth with operating income increasing by 83.4% in 2007 to $28.8 million. This represents 92% of our consolidated operating income for 2007.

The mature Telephone segment saw a decrease in its operating income in 2007 of $3.1 million to $11.3 million. In addition to the access revenue decrease I just described, the telephone business absorbed $2.2 million of the costs of the early retirement program and $.5 million of the non-cash share-based compensation expense.

The Converged Services segment is an early stage company. In 2007, its operating loss increased by $.8 million to $8.2 million. Its $.5 million increase in revenues was offset by a $1.3 million increase in operating expenses. In late 2006, we began to accelerate depreciation of certain phone system assets. This, combined with adding new properties, resulted in an increase in depreciation of $.8 million. Other expenses, including bad debt expenses and legal fees increased operating costs by $.5 million.

Slide 17 – EPS

This slide shows our earnings per share (or EPS) since 2004. In 2007, EPS was $.80, compared to $.77 in 2006 including the RTB gain, and $.50 excluding the gain. This represents an increase of 3.9% including the gain and 60% excluding it.

Slide 18 – DPS

Here I have provided the dividends per share since 2004. In 2006, the board returned to shareholders some of the gain on the RTB liquidation in the form of a special dividend of $.09. This was in addition to the regular dividend of $.16. The total dividend of $.25 per share in 2006 increased to $.27 per share in 2007. This is an increase of 8% including the 2006 special dividend and 69% excluding it.

Slide 19 – Cash flows - 2006 to 2007

One of the indicators of the strength of our financial condition is our cash balance. This analysis shows that cash grew by $10.9 million in 2006 and $3.8 million in 2007. The sources and uses of cash were very different for each year. Ongoing operations generated $9.4 million more in cash in 2007 than in 2006. We expect to see continued growth in the cash produced by operations. The RTB gain was a one time event in 2006, not repeated in 2007. Investments in our network and other plant accelerated in the later half of 2007 when our EVDO roll out began. As a result, we finished the year with investments in plant $7.9 million greater than the previous year. We expect to further increase our investments in our plant in 2008 and 2009 in order to provide the quality of services, particularly PCS data services, which our customers demand. Debt repayments dropped by $5.8 million, in 2007. We again increased our dividend, and total dividend payments grew by 9.4% in 2007. This is on the foot heels of having increased the dividend payments by 51% in 2006.

Slide 20 – Debt as a Percent of Assets

Another indication of the strength of our financial position is the relatively low level of debt that our Company carries. Here you see Shentel’s debt as a percent of its assets relative to the telecommunications carriers Chris highlighted earlier. As you can see, Shentel’s debt is just 10% of total assets, while the other telecommunications companies range from 25 to 95%.

2007 was indeed a very good year for Shentel. One in which we saw substantial growth in revenues and profitability. Our financial position improved, leaving us with a strong balance sheet. This, along with cash flows from operations will support our commitment to paying dividends and making significant investments in our plant and equipment. If a new opportunity presented itself, we could easily handle significantly more debt and still remain conservatively financed.

Slide 21 – Comparative Financial Results Q1 2008 and 2007

Next, let’s review the first quarter 2008 results relative to the first quarter of 2007.

Slide 22 – Q1 Results – Net Income

As you can see, the results for the first quarter of 2008 also brought good news, with net income increasing by 18% over the first quarter of 2007. Net income for the first quarter of 2008 was $4.8 million compared to $4.1 million in 2006. Our profit margin, or the percent of every revenue dollar that drops to the bottom line, increased from 12.3 to 13.1%.

There are many elements driving this change. It is important to note that the first quarter of 2007 included non-recurring costs of $.6, million, after taxes. These costs include the after tax impact of the early retirement program of $1.2 million, offset by the favorable impact of non-recurring adjustments related the amendment to the Spring Nextel contract of $.7 million.

Slide 23 – Q1 Results – Operating Income

Operating Income increased by $1.4 million or 20% to $8.5 million in the first quarter of 2008. Operating margins, or the percent of every revenue dollar which drops to the bottom line before taxes and interest, grew from 21.4% to 23.3%. Operating revenues increased by $3.4 million, led by increases in the PCS segment. Operating Expense grew by $2.0 million. Expenses increased by $4.5 million in the PCS segment, offset by the non-recurring costs of the early retirement program in 2007. We’ll review the expense increases when I present segment operating results in a moment. First, let’s review the revenue results.

Slide 24 – Q1 Results – Revenues by Segment

These charts indicate how much of the company’s revenue is derived from each of our business segments. Here you can see that, in 2007, PCS contributed 60% of the overall revenues, while the Telephone Company contributed 18%. In 2008, PCS’s share of the revenues grew by 2% to 62%, while the Telephone company’s contribution decreased by the same 2%. This is not a new trend. It is a natural result of the different stages of development of these two businesses, as we discussed earlier.

Slide 25 – Q1 Results – Revenues

PCS Revenues grew by $3.1 million, or 15.7% as a result of a 17.5% increase in customers between March 31, 2006 and March 31, 2007.

Telephone company revenues decreased by $.3 million to $5.7 million, primarily as a result of the rate reduction in access fees charged to long distance carriers that was mentioned earlier.

Converged Services revenues increased by 13.6% to $3.0 million as a result of a 13.2% increase in its customers.

Slide 26 – Q1 Results – Operating Income

This slide shows operating income by segment. PCS net income decreased by $1.4 million to $5.9 million in the first quarter of 2008. Its operating expenses increased by $4.5 million driven by four factors:

•	favorable non-recurring adjustments recorded in 2007 related to the amendment to the Sprint Nextel contract;

•	additional network and depreciation costs related primarily to adding new EVDO capabilities for data users;

•	increases in the cost the company assumed to acquire customers in 2008, and,

•	increased efforts to retain existing customers.

Moving on to the other business segments, the Telephone Company’s operating income was $3.6 million this quarter, compared to $2.2 million in the first quarter of 2007. The improvement since last year relates to non-recurring expense for the Early Retirement Offer in the first quarter of 2007.

At $1.6 million, Converged Services’ net loss was comparable to 2007. The improvement in revenues was offset by increased expenses for video programming, delivering the bandwidth to support increasing internet usage, and professional fees associated with our lobbying efforts related to FCC rule making.

Slide 27 – Cash Flows – Q1 2007 to Q1 2008

This slide shows the Company’s cash flows for both quarters. Our cash position increased by $5.8 million in the first quarter of 2008 compared with $7.5 million for the first quarter of 2007. Cash generated by operations again grew significantly over the same period in 2007, from $11.3 million to $14.3. Offsetting this increase, our investment in plant and equipment grew by $4.4 million. Due to the past uncertainty related to the Sprint Nextel contract negotiations, we significantly decreased capital spending in the later half of 2006 and the first half of 2007. As Earle will review with you in a moment, we are now investing significantly to further improve the quality of our networks.

In summary, the company continues to see solid growth in earnings and improvement in its financial position. Our very strong balance sheet and cash flow from operations enable us to make the investments we need to continue to serve our customers well. In addition to our continuing service improvements, we are always looking at new growth opportunities. Our balance sheet has us well positioned to be able to pursue any appropriate opportunity we believe would add significant value for our shareholders.

Thank you. Now I’ll turn the program over to Earle MacKenzie, our Executive Vice President and Chief Operating Officer.

The Prepared Remarks of
Earle A. MacKenzie
Chief Operating Officer

Slide 28. Good Morning

As you have heard from both Chris and Adele, 2007 was an outstanding year and based on the first quarter results, we are bullish on 2008.

This morning I would like to share with you some information about our operations. I am going to discuss our PCS Company, touch on our telephone and Internet businesses here in the county and our Converged Services business.

I want to start with the largest operating unit of Shentel, our PCS business. We have seen a dramatic turnaround in this business. As you saw during Chris’ presentation, we have moved from losses of over $5 million dollars in 2002 to net income of $17 million in 2007. I will take you through some key operating indexes for our PCS business, give you our perspective on what is happening at Sprint and discuss the very aggressive construction program that we have underway.

Slide 29. My first slide gives you a historical perspective on how our PCS customer base has grown since inception of the business in 1999. You can see that we have had strong growth from day one. We had approximately 85,000 customers when we became net income positive in 2003. We ended 2007 with over 187,000 customers with two great years back to back. In 2006 we put on 30,500 net new customers, a record year and followed up with an even better year in 2007 with 33,800 net new customers.

Slide 30. This slide shows a comparison of the gross customer additions we have achieved in each of the last five years compared to the net customers. On this slide it is easier to see the ongoing banner years we have had both with gross and net additions. Please note that the gross additions are growing faster than our net. Each month about 2% of our customers leave us either because they choose another carrier or we disconnect them for non-payment. Therefore we need to add more customers every year to backfill for the customers that leave, plus add new customers.

Slide 31. Corresponding to the growth in customers, we have had significant growth in our revenues. Here you see that we had total revenues of $115M in 2006 dropping to $87M in 2007. As Adele has discussed earlier, the decrease in revenues is entirely due to the changes we made in the way we accounted for revenues due to the changes in our settlement process with Sprint at the beginning of 2007.

Slide 32. The next slide shows a clearer picture of the correlation between our customer and revenue growth. The bars on this slide isolate the revenue billed to our customers before any fees are netted to Sprint. You see that the growth slope of the billed revenue is very similar to the growth in customers you saw earlier. The line at the top is the Average Monthly Revenue per customer. You see a drop in the period from 2003 to 2005. The reason was the popularity of family plans with customers adding additional lines to their accounts and sharing minutes. We increased customers but saw a slight decrease in average revenue. Since 2005 we have seen an increase in each year.

Slide 33. Although most of the revenue comes from selling voice services, data revenue has become a significant percentage of total revenue. The bars show that data revenue at almost $20 million in 2007 is growing more quickly than total revenues as customers continue to use more applications such as text messaging, taking pictures, and surfing the Internet. The line at the top shows the significant growth in data revenue per customer per month. It has grown from about $4 in 2004 to over $9 in 2007. In 2007, data represented almost 18% of total monthly revenue.

Slide 34. The distribution channels used by our customers continue to evolve. Several years ago, we anticipated that the national retailers would decrease their focus on selling Sprint wireless. The most visible example is Radio Shack which has fallen from providing 17% of our gross customer additions in 2005 to 6% in 2007. We have made a concerted effort over the past few years to develop more Shentel controlled distribution channels. For example we acquired 13 stores from Sprint in May 2007. You see that Shentel controlled channels delivered 57% of sales in 2005, 60% in 2006, and 61% in 2007. Although the percentage gain in 2007 was small, the Shentel controlled channels actually sold about 8000 more units in 2007 than 2006.

The shift gives Shentel more control over the sales process and historically we have seen a lower churn rate from customers that purchased their service from a Shentel controlled channel. Since signing the amendment with Sprint in 2007, Shentel continues to record 100% of the sales expense for any sale through a Shentel channel, but any sales expenses through a regional or national channel are covered by the Net Service Fee of 8.8% of billed revenue paid to Sprint.

Slide 35. To contrast the success that Shentel has had adding record numbers of net new customers for the past few years, this slide shows the problems that Sprint has had in growing their customer base. The blue at the bottom are customers acquired by Sprint. The green in 2005 were the customers acquired from merging with Nextel. The yellow and orange represent the customers Sprint added through acquiring other Affiliates. You can see that without acquisitions, the total Sprint customers have been relatively flat for the past three years.

Slide 36. When we look at annual net change in customers for the past 5 years, the green yellow and orange represent the acquisitions, and the blue are the net adds from Sprint channel. You see that they had a very weak 2006 and actually lost net customers in 2007. This is in sharp contrast to Verizon and AT&T, each of which added millions of new customers each year.

Slide 37. Although we are able to make many local decisions, we are not immune to the challenges at Sprint. Since their merger with Nextel in 2005, Sprint has seen little customer growth and a dramatic drop in their stock price.

These are some of the key issues that Shentel believes are impacting Sprint and indirectly our performance. Sprint and Nextel positioned their merger as a Merger of Equals. Unfortunately, there was a clash of corporate cultures which led to many integration issues. They have experienced very high churn as a result of poor customer service and a lackluster marketing and sales plan.

Slide 38. We are encouraged by recent changes at Sprint. In December 2007, they hired Dan Hesse as their new CEO. He has decades of telecom experience with noteworthy achievement at AT&T Wireless and Embarq. Sprint is undergoing reorganization at every level of management and there is a focus on the basics of customer service, accurate billing, and good selling techniques.

In addition, Sprint recently announced some new simplified billing plans that offer all you can use voice and data services for $99 per month. To highlight the value to customers, to get a similar package of services from Verizon, the customer’s bill would be close to $140 per month. Sprint also has introduced an all you can use voice plan for $89. Verizon and AT&T have similar all you can use voice plans, but for $10 more at $99. Initially, we had some concerns that these developments may erode into a price war, but to date there has not been any indication that is happening.

Slide 39. PCS continues to be the major force in our top line and bottom line growth. To extend that growth, we are in the middle of a major construction phase that will continue through 2009. You see that in 2006, due to the uncertainty about our continued relationship as an Affiliate, we cut back our PCS construction to only $5 million, primarily to accommodate immediate capacity needs.

Once we signed the new amendment with Sprint in March of last year we geared back up and spent $10 million in 2007. In 2008, we estimate that we will spend $26 million and project another $37 million in 2009. To give you a sense of the scale of the current plan, from the start of PCS through the end of 2007 we have invested approximately $115 million in the PCS network. In 2008 and 2009 we project to invest another $63 million.

Slide 40. Why are we investing so much in our PCS network? The reason is because we anticipate a significant increase in new customers especially in 2009 and beyond. Although Sprint has not announced a specific plan to move their Nextel customers to the Sprint network, it is widely expected that Sprint will move to a single network. Once the migration is formalized, we anticipate that most of the current Nextel customers within our PCS service area will become Shentel PCS customers.

Therefore we are investing to keep ahead of the capacity requirements and continue to deploy higher speed data service, known as EVDO. We equipped 54 of our cell sites in 2007, will equip another 50 plus in 2008 and expect to complete the EVDO project in 2009 to give close to 100% high speed data coverage in our service area.

The deployment of EVDO will allow us to offer more speed, additional services, and the new Sprint CDMA push to talk product, referred to as QChat that is equal in quality to the Nextel push to talk service. Once available, that will be one less barrier to having Nextel customers switch to CDMA.

The last objective is to improve our coverage in central Pennsylvania. We have excellent coverage in VA, WV and Maryland, but we currently lag behind the coverage offered by Verizon, AT&T and even Nextel in Central PA. To reach our full potential, we need similar coverage. To accomplish all of the capacity and coverage needs throughout our network, we anticipate that we will add approximately 135 total new sites in 2008 and 2009.

This spike in new construction will translate into a significant increase in operating expenses that will slow net income growth in the short-term, but we believe it is a necessary and prudent investment.

Slide 41. Now moving on to our Telephone operations. Nationwide there has been a dramatic drop in the number of wireline telephone company customers with the increased wireless substitution and millions of customers getting telephone service from their cable company or other providers.

The top line shows the modest decrease in telephone customers Shentel has experienced in the past four years. The bottom line shows the over 20% loss of customers by the entire telephone industry. The middle line is the industry results without the Bell operating companies.

You can see that we are doing significantly better than our peers and may have the lowest customer loss in the industry. The foresight to obtain the cable franchise in Shenandoah County has served us well to preserve our customer base. Currently, our only local competition is wireless.

Slide 42. A few years back your company made the significant investment to make high speed Internet service available to 100% of our telephone customers. As a result we have seen double digit growth each year in DSL customers. This chart shows the growth in DSL customers (all in Shenandoah County) and the loss of Dial-Up customers in and outside Shenandoah County, as customers migrate to high speed alternatives.

Slide 43. Although the total number of Internet customers has decreased, the total revenue has increased as we migrate customers from Dial-up to DSL. Our total Internet revenue for 2007 was approximately $5 million.

Slide 44. Chris and Adele have both mentioned the losses by our newest venture -Converged Services. Converged Services is our subsidiary that offers video, voice and data service to apartment complexes, at this point primarily off campus student housing.

This chart shows the number of data, video and voice users for the past three years. You see a drop in 2006 as a result of the loss of several large properties that did not renew their contracts and Shentel’s decision to exit some unprofitable locations. We have seen an increase in 2007 as we have added new high quality properties and gotten additional users in existing complexes.

Slide 45. Although we had a decrease in the number of users at year end 2006 compared to 2005, we have increased revenues in both 2006 and 2007.

Slide 46. Similar to the early years of any capital intense venture, and not unlike the early years of our PCS business, Converged Services is recording significant losses as we build towards a critical mass of customers. As you recall at the beginning of my presentation I pointed out that we needed approximately 85,000 PCS customers before we became net income positive. As with PCS, we expect several years of net losses in Converged Services as we build towards the critical mass of customers and are able to take advantage of economies of scale.

Slide 47. What are the critical issues for Converged Services? As I mentioned, we need to reach sufficient scale to be profitable. For example, we have made large investments in back office systems and need more customers to cover the costs.

Recent FCC rulings have restricted the opportunity to sign exclusive contracts with the property owners to restrict the entry of other providers. We continue to work with property owners to sign win/win contracts.

We see ever increasing aggressive tactics by the local Cable Companies. They offer large up front cash payments to limit competition.

Small operators, like Shentel have been in this space for a number of years. Unfortunately, many of them have offered marginal service and have not remained in business therefore giving the property owners good reasons to go with the incumbent cable or telephone companies as a safe alternative.

We rely on third parties for our video content. We partner with Dish Network to provide our video content, but ultimately it is the content providers and networks that dictate the cost and how we can distribute their programming.

This is a fast moving marketplace, with the preferences and demands of customers ever changing.

Slide 48. Although a challenging space, we believe that Shentel should remain in this business and can become successful. Here’s why:

First, there is strong demand for an alternative to the services provided by the large cable and telephone companies. Our size is our strength. We are big enough to deliver a full suite of services, but small enough that we will customize our offerings to meet the needs of our customers.

Offering Video, Voice and Data services is our core competence. We have been doing it for years and have an excellent track record. Our telephone heritage has distinguished us in this space. We are able to draw a sharp contrast to both the large cable or telephone companies and the small operators that offer marginal service.

Our 100+ years in business and strong balance sheet makes Shentel unique. Willy Pirtle, our VP of Sales has often said that our annual report is his best sales tool.

Finally there is an unrestricted growth potential. Unlike our telephone and PCS business where we are restricted to a franchise area, we are free to expand to any area that has apartment complexes, therefore providing us with limitless growth potential.

With that said, we have much to do. Making Converged Services profitable is a major objective of your management team. As we look at 2008 and 2009 we are optimistic about the prospects for adding many new properties and customers.

In conclusion, the hard work and dedication of our employees made 2007 an outstanding year and we are excited about the future of your company. We are well positioned to continue to grow and create value for you, our shareholders.